Exhibit 4.10

Software License Agreement

This Software License Agreement (this “Agreement”), effective as of August 11, 2022 (the “Effective Date”), is by and between Junli Yang, and WIN100 TECH Limited, a British Virgin Islands company (“Licensee”). Licensor and Licensee may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, Licensor has liencense a software that supports algorithm trading, order analytics, risk control and technical monitoring which can be integrated with different vendors’ API (the “Software”) since May 14, 2021 and desires to continue licensing the Software to Licensee; and

WHEREAS, Licensee desires to written obtain a license to use the Software, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License.

(a) License Grant. Licensor hereby grants Licensee a non-exclusive, non-sublicensable, and non-transferable (except in compliance with Section 7(c)) license during the Term to use the Software solely for Licensee’s business purposes; provided that any such copies of the Software: (x) remain Licensor’s exclusive property; (y) are subject to the terms and conditions of this Agreement; and (z) must include all copyright or other proprietary rights notices contained in the original.

(b) Use Restrictions. Licensee shall not use the Software for any purposes beyond the scope of the license granted in this Agreement. Without limiting the foregoing and except as otherwise expressly set forth in this Agreement, Licensee shall not at any time, directly or indirectly: (i) copy, modify, or create derivative works of the Software, in whole or in part; (ii) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Software; (iii) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to the source code of the Software, in whole or in part; or (iv) remove any proprietary notices from the Software.

2. Fees. In consideration of its license to the Software, Licensee shall pay Licensor $100 (the “Fees”).

3. Intellectual Property Ownership. Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all right, title, and interest, including all intellectual property rights, in and to the Software.

4. Warranties and Warranty Disclaimer.

(a) Licensor warrants that: the Software will perform materially as described in preamble of this Agreement during the Term of this Agreement.

(b) If, during the period specified in Section 4(a), any Software fails to comply with the warranty in Section 4(a), Licensor shall, at Licensee’s reasonable request, either: (i) repair or replace the Software; or (ii) refund the Fees paid for such Software, subject to Licensee’s ceasing all use of and, if requested by Licensor, returning to Licensor all copies of the Software. The remedies set forth in this Section 4(b) are Licensee’s sole remedies and Licensor’s sole liability under the limited warranty set forth in Section 4(a).

(c) EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 4(a), THE SOFTWARE IS PROVIDED “AS IS” AND LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

5. Limitations of Liability. EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS SECTION 5, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. The exclusions and limitations in this Section 5 do not apply to claims pursuant to Section 4.

6. Term and Termination.

(a) Term. The term of this Agreement begins on May 14, 2021 and, unless terminated earlier pursuant to any of the Agreement’s express provisions, will continue in effect until 10 years from such date (the “Initial Term”). This Agreement will automatically renew for up to 10 additional successive 5 year terms unless earlier terminated pursuant to this Agreement’s express provisions or either Party gives the other Party written notice of non-renewal at least 30 days prior to the expiration of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”).

(b) Termination. In addition to any other express termination right set forth in this Agreement:

(i) either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party materially breaches this Agreement, and such breach: (A) is incapable of cure; or (B) being capable of cure, remains uncured 30 days after the non-breaching Party provides the breaching Party with written notice of such breach; or

(ii) either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the license granted hereunder will also terminate, and Licensee shall cease using and delete, destroy, or return all copies of the Software.

(d) Survival. This Section 6(d) and Sections 3, 5, and 7 survive any termination or expiration of this Agreement. No other provisions of this Agreement survive the expiration or earlier termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter.

(b) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) must be in writing and addressed to the Parties. All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only: (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(c) Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(d) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of this Agreement or the licenses granted hereunder may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding.

(f) Assignment. Neither Party may assign or transfer any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other Party. Any purported assignment, transfer, or delegation in violation of this Section will be null and void. No assignment, transfer, or delegation will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

(g) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

LICENSOR		LICENSEE
Junli Yang		WIN100 TECH Limited

By:	/s/ Junli Yang	By:	/s/ Junli Yang
Name:	Junli Yang	Name:	Junli Yang
		Title:	Director

Witnessed by:	/s/ Ka Fai Yuen
Name:	Ka Fai Yuen
Title:	CEO on behalf of TOP Financial Group Limited

[signature page to the Software License Agreement]

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